Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We consent to incorporation by reference in the Registration Statement on Form S-8 of EMC Insurance Group Inc. of our reports dated February 26, 1997, relating to the consolidated balance sheets of EMC Insurance Group Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-K of EMC Insurance Group Inc.


                                         By   /s/ KPMG Peat Marwick LLP
                                              -------------------------
                                              KPMG Peat Marwick LLP

Des Moines, Iowa
January 30, 1998